                                                                    EXHIBIT 99.1

                              CMI INDUSTRIES, INC.
                     ANNOUNCES EXTENSION OF ITS TENDER OFFER
                          AND CONSENT SOLICITATION FOR
                    9 1/2% SENIOR SUBORDINATED NOTES DUE 2003



                  COLUMBIA, SC, July 23, 1998 -- CMI Industries, Inc. ("CMI") today announced that it has extended the expiration date of its tender offer for its currently outstanding 9 1/2% Senior Subordinated Notes due 2003 (the "Notes") until midnight, New York City time, on August 12, 1998, unless further extended.

                  As a result of the extension of the expiration date of the tender offer to August 12, 1998, the Pricing Date for the tender offer will be August 7, 1998 (or, if the offer is further extended, the date that is the third business day prior to the expiration date). Furthermore, in connection with the extension of the expiration date, CMI announced that withdrawal rights have been extended until midnight, New York City time, on the Pricing Date.

                  NationsBanc Montgomery Securities LLC is the Dealer Manager for the tender offer and the consent solicitation.

                  CMI Industries, Inc., headquartered in Columbia, South Carolina, is one of the leading manufacturers and marketers of lightweight greige (unfinished) fabrics in the United States, and holds market leading positions in certain segments of the elastic fabrics and upholstery fabrics market.








                                       -4-